Exhibit 99.1

FROM:	FOR:
Padilla Speer Beardsley Inc.	Synovis Life Technologies, Inc.
1101 West River Parkway	2575 University Ave. West
Minneapolis, Minnesota 55415	St. Paul, Minnesota 55114

CONTACTS:	CONTACTS:
Nancy A. Johnson / Marian Briggs	Richard Kramp, President and CEO
(612) 455-1745 / (612) 455-1742	Brett Reynolds, CFO
(651) 796-7300
FOR IMMEDIATE RELEASE
SYNOVIS LIFE TECHNOLOGIES TO PURCHASE ASSETS OF PEGASUS BIOLOGICS
Acquisition Provides Soft Tissue Repair Products in Orthopedics and Wound Care Markets;
Pegasus’ Equine Pericardial Technology Complements Synovis Technology
          ST. PAUL, Minn., July 7, 2009 — Synovis Life Technologies, Inc. (Nasdaq: SYNO), has entered into a definitive purchase agreement through a wholly owned subsidiary to acquire substantially all the assets of Pegasus Biologics, Inc., a privately held medical device company based in Irvine, Calif., focused on the development of advanced biological solutions for soft tissue repair. The purchase price is $12.1 million in cash and resulted from a sealed bid auction process. Synovis expects to close the transaction on or before July 15, 2009 utilizing current cash reserves.
          Approximately 10,000 patients have been treated with Pegasus’ equine pericardial products in various orthopedic and complex wound applications from March 2006 to May 2009, when Pegasus effectively ceased operations after attempts to raise additional operating capital were unsuccessful due to the overall economic climate. Previously, Pegasus had obtained more than $38 million in venture equity and debt. In 2008, Pegasus generated $9.1 million in revenue and had approximately 75 employees at year-end. Synovis plans to maintain Pegasus’ manufacturing operations in Irvine and will operate the acquired assets as a separate division.
          “Growth through acquisition, in addition to organic growth, is a strategic priority for Synovis,” said Richard W. Kramp, Synovis Life Technologies president and chief executive officer. “We are very pleased to have the opportunity to combine the talent, technology and products of Pegasus with our own and to enter two additional high potential markets. Pegasus is an especially strong fit for Synovis; the company has complementary technologies and soft tissue repair products - already FDA cleared and CE Marked — giving
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Synovis Life Technologies
July 7, 2009

Synovis access to the large and growing orthopedic and wound care markets. Pegasus products are consistent with our mission of providing surgical solutions that minimize risks, improve patient outcomes and reduce healthcare costs.”
          Synovis plans to market the acquired products with a combination of direct sales people recruited from the recently disbanded Pegasus sales force, and independent sales distribution, and to focus this sales team solely on the acquired products. Synovis expects to regain Pegasus’ 2008 revenue levels in fiscal 2010 and to make immediate and meaningful reductions in operating expenses from those historically incurred by Pegasus. However, Synovis also anticipates the new division will incur operating losses between $1 million and $2 million in the fourth quarter of fiscal 2009 and potentially $5 million in fiscal 2010, while reaching breakeven during fiscal 2011 and being accretive after that. Kramp said, “As we move forward, we see opportunities to leverage our infrastructure and certain operating expenses to reduce costs, as well as the potential to achieve gross margins similar to our current gross margins. Given the compressed timeline of the auction process, these future estimates are preliminary and could change materially as we integrate the new business.”
          Kramp continued, “We have the knowledge and resources to drive the Pegasus technologies and products to a significant place in their respective markets, and this transaction is an important investment in our long-term growth. Our immediate priorities for this acquisition are to appoint leadership and rebuild the sales staff for our newest division while reconnecting with physician customers.”
Established Technologies
          Pegasus Biologics has more than five years experience with its core technologies. It has exclusive worldwide licenses for its flexible cross linking and sterilization processes which stabilize and sterilize biological tissue for use in orthopedic, wound, oral/dental, spine and neurological, breast, abdominal and thoracic applications. These technologies have been accepted by the market and have the potential to yield additional pioneering applications in the future.
          Pegasus has commercialized two primary products:
•	The OrthADAPT® Bioimplant received FDA marketing clearance in 2005 and was launched the following year. This collagen soft tissue scaffold was developed with Pegasus’ patented technologies. OrthADAPT was rapidly gaining acceptance in orthopedic surgical applications, including rotator cuff and Achilles tendon repair, where there is a clinical need to reinforce the repair.
•	The Unite® Biomatrix collagen wound dressing received FDA marketing clearance in 2006 and offers a new treatment alternative for chronic wounds, such as diabetic foot ulcers, pressure ulcers and chronic wounds — worldwide healthcare concerns. This advanced biologic solution provides a durable, collagen structure that can be applied to the wound easily and maintains its integrity while promoting healing.

Synovis Life Technologies
July 7, 2009

          In addition to the OrthADAPT and Unite products, Pegasus received FDA marketing clearance in May 2009 for its OrthADAPT PR product. This combination product, composed of equine pericardial collagen and woven PEEK fabric, offers the healing benefit of the collagen scaffold and the strength of woven high tensile suture material. OrthADAPT PR is the world’s first biologically based device specifically engineered for arthroscopic delivery for rotator cuff repair and represents a potentially revolutionary advance for this surgical procedure. Synovis intends to continue a recently started clinical study of the OrthADAPT PR product.
Conference Call and Webcast
          Synovis Life Technologies will discuss this transaction in a live conference call and Webcast today, July 7, at 4 p.m. CT. To access the conference call, dial (888) 679-8037 and enter access number 91241035 at least 10 minutes prior to the call. If you prefer to listen to an audio replay of the conference call, dial (888) 286-8010 and enter access number 76682749. The audio replay will be available beginning at 7 p.m. CT on Tuesday, July 7, through 5 p.m. CT on Friday, July 10.
          To listen to the live webcast, go to the investor information section of the company’s Web site, www.synovislife.com, and click on the webcast icon. A webcast replay will be available beginning at 7 p.m. CT, on Tuesday, July 7.
About Synovis Life Technologies
          Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company that develops, manufactures and markets medical devices for the surgical treatment of disease. The company’s products include implantable biomaterials for soft tissue repair, devices for microsurgery and surgical tools — all designed to reduce risks and/or facilitate critical surgeries, improve patient outcomes and reduce healthcare costs. For additional information on Synovis Life Technologies and its products, visit the company’s Web site at www.synovislife.com.
          Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as “should”, “could”, “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, the ability of our expanding direct sales force to grow revenues, outcomes of clinical and marketing trials as well as regulatory submissions, the number of certain surgical procedures performed, the ability to identify, acquire and successfully integrate suitable acquisition candidates, the cost and outcome of intellectual property litigation, any operational or financial impact of the current global economic downturn, current market conditions affecting its investments and any claims for indemnification related to the sale of the interventional business, as well as the other factors found in the company’s reports to the Securities and Exchange Commission, including our Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 1) for the year ended October 31, 2008.
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